CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT is entered into as of the 30th day of October, 2013 (the “Effective Date”) by and between Sound Financial Bancorp, Inc. (“SFBC”), a Maryland corporation, Sound Community Bank (the “Bank”), a Washington state-chartered commercial bank, and Matt Moran (the “Executive”).

WITNESSETH:

WHEREAS, SFBC owns 100% of the outstanding stock of the Bank;

WHEREAS, Executive is the Executive Vice President and Chief Lending Officer of SFBC and the Bank, and as such is a key executive officer whose continued dedication, availability, advice and counsel to SFBC and the Bank is deemed important to the Boards of Directors of SFBC and the Bank and to their respective stockholders;

WHEREAS, SFBC wishes to retain the services of Executive free from any distractions or conflicts that could arise as a result of a change of control of SFBC or the Bank.

NOW, THEREFORE, to assure SFBC of Executive's continued dedication, the availability of his advice and counsel to the Board of Directors of SFBC free of any distractions resulting from a change of control, and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, SFBC and Executive hereby agree as follows:

1.           TERM OF AGREEMENT: This Agreement shall remain in effect until cancelled by either party hereto, upon not less than [12] months prior written notice to the other party.

2.           CHANGE OF CONTROL:

(a)           In the event there is an Involuntary Termination (as defined in the employment agreement (“Bank Employment Agreement”) between Executive and the Bank dated November 1, 2009) of the Executive’s employment by the Bank or SFBC, within six (6) months preceding or twelve (12) months following a Change of Control of SFBC or the Bank, then SFBC, in lieu of the Bank's obligations under Section 7(a) of the Bank Employment Agreement, shall:

          (i)  Pay to the Executive in cash (less any amounts previously paid to the Executive pursuant to Section 7(a)(1) of the Bank Employment Agreement following the Executive’s Involuntary Termination), upon the later of the date of such Change of Control or the effective date of the Executive's termination of employment with
           SFBC or the Bank, an amount equal to twenty-four (24) months of the Executive’s then current salary; and

          (ii)  Maintain and provide for a period ending at the earlier of (i) eighteen (18) months after the effective date of the Executive’s termination or (ii) the date of the Executive's full time employment by another employer that provides substantially similar benefits, at no cost to the Executive, the Bank’s obligations under
           Section 7(a)(ii) of the Bank Employment Agreement.

(b)           For purposes of this Agreement, a Change of Control of SFBC occurs in any of the following events: (i) any “person” or “group” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than SFBC, any subsidiary of SFBC or their employee benefit plans, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3, under the Exchange Act) of securities of SFBC with respect to which 25% or more of the total number of votes that may be cast for the election of SFBC’s Board of Directors; (ii) as a result of, or in connection with, any cash tender offer, merger or other business combination, sale of assets or contested election(s), or combination of the foregoing, the individuals who were members of SFBC’s Board of Directors on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by SFBC’s stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; (iii) a tender offer or exchange offer for 25% or more of the total outstanding shares of common stock of SFBC is completed (other than such an offer by the SFBC); (iv) the stockholders of SFBC approve an agreement providing either for a transaction in which SFBC will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of SFBC.

The Change of Control date is the date on which an event described in (i), (ii), (iii) or (iv) occurs.

3.           LIMITATION OF BENEFITS: It is the intention of the parties that no payment be made or benefit provided to the Executive that would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations thereunder, thereby resulting in a loss of an income tax deduction by SFBC or the imposition of an excise tax on the Executive under Section 4999 of the Code. If the independent accountants serving as auditors for SFBC immediately prior to the date of a Change of Control determine that some or all of the payments or benefits scheduled under this Agreement, when combined with any other payments or benefits provided to the Executive on a Change of Control by SFBC, the Bank and any affiliate of SFBC or the Bank required to be aggregated with SFBC or the Bank under Section 280G of the Code, would constitute nondeductible excess parachute payments by SFBC under Section 280G of the Code, then the payments or benefits scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid or provided without causing any such payments or benefits scheduled under this Agreement or otherwise provided on a Change of Control to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. The Executive shall have the right to designate within a reasonable period which payments or benefits scheduled under this Agreement will be reduced; provided, however, that if no direction is received from the Executive, SFBC shall implement the reductions under this Agreement in its discretion.

4.           LITIGATION -OBLIGATIONS - SUCCESSORS:

(a)           If litigation shall be brought or arbitration commenced to challenge, enforce or interpret any provision of this Agreement, and such litigation or arbitration does not end with judgment in favor of SFBC, SFBC hereby agrees to indemnify the Executive for his reasonable attorney's fees and disbursements incurred in such litigation or arbitration.

(b)           SFBC's obligation to pay the Executive the compensation and benefits and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which SFBC may have against him or anyone else. All amounts payable by SFBC hereunder shall be paid without notice or demand. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

(c)           SFBC will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of SFBC, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in its entirety. Failure of SFBC to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the compensation described in Section 2. As used in this Agreement, “SFBC” shall mean Sound Financial Bancorp, Inc. and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 4 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

5.           NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: If to SFBC:	Sound Financial Bancorp, Inc. 2005 5th Avenue, Suite 200 Seattle, Washington 98121

or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.           MODIFICATION - WAIVERS - APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of SFBC by such officer as may be specifically designated by the Board of Directors of SFBC. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington.

7.           INVALIDITY - ENFORCEABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.           SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his executor or, if there is no such executor, to his estate.

9.           HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision in this Agreement.

10.           MEDIATION - ARBITRATION: Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by the mediation and arbitration provisions contained in Sections 20 and 21, respectively, of the Bank Employment Agreement.

11.           NON-COMPETITION:  In the event the Executive is entitled to payment under Section 2 of this Agreement, then the non-competition provision contained in Section 8(a) of the Bank Employment Agreement with the Executive shall be null and void and of no force and effect.

12.           COMPLIANCE WITH SECTION 409A OF THE CODE: Notwithstanding anything herein to the contrary, any payments to be made in accordance with this Agreement shall not be made prior to the date that is 185 calendar days from the date of termination of employment of the Executive if it is determined by SFBC in good faith that such payments are subject to the limitations set forth at Section 409A of the Code and regulations promulgated thereunder, and payments made in advance of such date would result in the requirement that Executive pay additional interest and taxes in accordance with Section 409A(a)(1)(B) of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date referred to above.

                       EXECUTIVE

ATTEST: /s/ Andrea Bourdo                               /s/ Matthew F. Moran

                       SOUND FINANCIAL BANCORP, INC.

ATTEST: /s/ Andrea Bourdo            By:  Laura Lee Stewart

                       SOUND COMMUNITY BANK

ATTEST:  /s/ Andrea Bourdo                By:  Laura Lee Stewart